Exhibit 99.1
Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS STRONG FOURTH QUARTER

FINANCIAL RESULTS TO FINISH FISCAL 2024

Consolidated Fourth Quarter Revenue Increases 8% to $84.1 Million compared with

$78.0 Million in the Prior Year

Fourth Quarter Net Income Increases 76% to $12.0 Million compared with $6.8 Million in the Prior Year--Adjusted EBITDA Increases 39% to $22.9 Million in the Fourth Quarter compared with $16.5 Million in Fiscal 2023

Cash Flows From Operating Activities For Fiscal 2024 Increase to $60.3 Million compared with $35.7 Million in Fiscal 2023 and Free Cash Flow Increases to $48.9 Million From $22.2 Million in the Prior Year

Liquidity Remains Strong at over $111 Million, with $48.7 Million of Cash and No Drawdowns on the Company’s $62.5 Million Credit Facility, even after Purchasing $30.7 Million of its Common Stock during Fiscal 2024

Company Announces Guidance for Fiscal 2025

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a leader in organizational performance improvement that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for the fourth quarter and full fiscal year ended August 31, 2024.

Financial Highlights

The Company’s consolidated revenue for the quarter ended August 31, 2024 grew 8% to $84.1 million compared with $78.0 million in the fourth quarter of the prior year. Revenue for the fiscal year ended August 31, 2024 increased to $287.2 million compared with $280.5 million in fiscal 2023.  The Company’s financial performance for the fourth quarter and full fiscal year ended August 31, 2024 included the following:

o

Enterprise Division revenues for the fourth quarter of fiscal 2024 increased 12%, or $6.1 million, to $58.5 million compared with $52.4 million in fiscal 2023.  Increased revenue during the fourth quarter was driven by increased All Access Pass (AAP) and legacy services revenues.  AAP subscription revenue grew 3% compared with the fourth quarter of fiscal 2023 and AAP subscription plus subscription services revenue grew 4% in the fourth quarter compared with the prior year.  Legacy revenues increased primarily due to strong intellectual property license sales during the quarter.  Enterprise revenue for the fiscal year ended August 31, 2024 increased 2% to $208.8 million compared with $205.7 million in fiscal 2023.  During fiscal 2024, AAP subscription revenue retention levels in the United States and Canada remained strong and were greater than 90%.
o

Education Division revenues for the fourth quarter were consistent with the prior year at $24.1 million.  For the fiscal year ended August 31, 2024, Education Division revenue increased 5% to $73.5 million compared with $69.7 million in fiscal 2023.  Education Division revenue growth for the year was driven by increased revenues from classroom and training materials, membership subscriptions, and coaching and consulting.  Delivery of training and coaching days remained strong during fiscal 2024, as the Education Division delivered nearly 400 more training and coaching days than the prior year.  In fiscal 2024, the Education Division added 728 new Leader in Me schools in the United States and Canada.

o

Total Company subscription and subscription services revenues reached $65.8 million, a 2% increase over the fourth quarter of the prior year.  For the fiscal year ended August 31, 2024, subscription and subscription service revenue reached $231.8 million, a $9.0 million, or 4% increase over fiscal 2023.

o

For the fourth quarter of fiscal 2024, subscriptions invoiced were $62.9 million compared with $64.0 million in the fourth quarter of fiscal 2023.  For fiscal 2024, total subscriptions invoiced increased 5% to $156.8 million compared with $150.0 million in the prior year.

o

Operating income for the quarter ended August 31, 2024 increased 70%, or $7.4 million, to $17.9 million compared with $10.6 million in fiscal 2023.  Net income for the fourth quarter increased 76%, or $5.1 million, to $12.0 million, or $0.89 per diluted share, compared with $6.8 million, or $0.49 per diluted share, in the fourth quarter of the prior year.  Full year net income increased 32%, or $5.6 million, to $23.4 million, or $1.74 per diluted share, compared with $17.8 million, or $1.24 per diluted share in fiscal 2023.

o

Adjusted EBITDA for the fourth quarter of fiscal 2024 increased 39% to $22.9 million compared with $16.5 million in the prior year.  Adjusted EBITDA for the fiscal year ended August 31, 2024 increased 15%, or $7.2 million, to $55.3 million compared with $48.1 million in fiscal 2023.

o

Consolidated deferred subscription revenue at August 31, 2024 increased 9% to $107.9 million compared with $99.0 million at August 31, 2023.  Unbilled deferred subscription revenue at August 31, 2024, was $75.2 million compared with $87.4 million at August 31, 2023.  At August 31, 2024, 56% of the Company’s AAP contracts in North America are for at least two years, compared with 54% at August 31, 2023, and the percentage of contracted amounts represented by multi-year contracts at August 31, 2024 was consistent with the prior year at 59%.

o

Cash flows from operating activities for fiscal 2024 increased 69%, or $24.5 million, to $60.3 million compared with $35.7 million in fiscal 2023.  Free Cash Flow increased 121%, or $26.8 million, to $48.9 million in fiscal 2024 from $22.2 million in fiscal 2023.  The increase in cash flows during fiscal 2024 was primarily due to favorable changes in working capital and increased net income when compared with fiscal 2023.

o

The Company purchased 127,252 shares of its common stock on the open market for $4.9 million during the fourth quarter of fiscal 2024.  For the fiscal year ended August 31, 2024, the Company purchased 776,234 shares of its common stock for $30.7 million.

Paul Walker, President and Chief Executive Officer said, “We delivered strong performance in the fourth quarter and for the fiscal year ended August 31, 2024, with full-year revenue of $287.2 million, Adjusted EBITDA of $55.3 million, and strong cash flows from operations totaling $60.3 million.  These results reflect what we anticipated would be possible 9 years ago when we transitioned to a technology-enabled content and services subscription business model.”

Walker continued, “Having successfully converted to our technology-enabled subscription business model and having made the significant investments in technology and content to further strengthen our strategic position, we are now ready to make the necessary investments to accelerate our revenue growth from mid-single digits to solid double digits.  This increased growth will be driven by investments in two areas: first, we are seeking to further expand our presence within existing clients.  Since our conversion to a subscription model, our average revenue per client has already increased from $39,000 to $85,000 with the majority of our clients using our offerings for a relatively small percentage of their employee base.  We believe this low penetration provides substantial headroom for future growth.  Second, we intend to significantly increase the number of new logo sales.  Although we have already won thousands of new contracts, we are only scratching the surface of the large potential market which we serve.  Accordingly, we are making approximately $16 million of incremental investments to: 1) add client-facing sales and support roles to increase the penetration bandwidth of those responsible for client expansion; and 2) to provide additional sales, marketing, and closing resources to help those responsible for winning new logos.  In addition, we are making investments in central sales leadership and operations functions, including hiring a new chief revenue officer and a new head of revenue operations which will allow us to scale our sales force even more rapidly in the future.”

Walker concluded, “We expect these investments to begin to produce favorable results in the back half of fiscal 2025, and then fundamentally shift our growth curve thereafter.  We anticipate revenue growth will accelerate from approximately 4.5%, or $13 million, in fiscal 2025 to 10%, or $30 million in fiscal 2026.  We are then targeting accelerated revenue growth to 12%, or $40 million in fiscal 2027 and 14% growth, or approximately $50 million in fiscal 2028.  Following an initial anticipated decrease in Adjusted EBITDA to between $40 million and $44 million in fiscal 2025, we expect the impact of these investments to produce approximately $48 million of Adjusted EBITDA in fiscal 2026, then $60 million in fiscal 2027, and $75 million in fiscal 2028.  We believe these initiatives and investments will position Franklin Covey to fully capitalize on our market opportunity and to deliver growth with attractive returns to our shareholders for many years to come.”

Fiscal 2025 Guidance

Based on the expected success of investments in its sales and marketing efforts, the Company expects fiscal 2025 revenue to be in the range of $295 million to $305 million.  The Company expects revenue to increase even though a significant amount of the invoiced sales from these initiatives will be recorded as deferred subscription revenue and recognized over the lives of the underlying contracts.  Consistent with previous messaging, the Company believes strategic investments in projects and initiatives, which are expected to result in long-term revenue growth and value creation, are effective uses of available capital.  Considering the $16 million of expected investments in additional sales, sales support, and marketing personnel, combined with anticipated increases in revenue, the Company currently expects Adjusted EBITDA for fiscal 2025 to be in the range of $40 million to $44 million.  As revenue growth from these initiatives accelerates, the impact of these additional expenses is expected to decline and growth in Adjusted EBITDA and cash flows are expected to resume and then increase significantly in future years.

Earnings Conference Call

On Wednesday, November 6, 2024, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its fourth quarter and full fiscal 2024 financial results.  Interested persons may access a live audio webcast at https://edge.media-server.com/mmc/p/djbumumn or may participate via telephone by registering at https://register.vevent.com/register/BI2c309c7ae5274c6e9ba8c8285922ffea.  Once registered, participants will have the option of 1) dialing into the call from their phone (via a personalized PIN); or 2) clicking the “Call Me” option to receive an automated call directly to their phone.  For either option, registration will be required to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to:  general macroeconomic conditions; renewals of subscription contracts; the impact of strategic projects and initiatives on future financial results; growth in and client demand for add-on services; market acceptance of new products or services, including new AAP portal upgrades and content launches; the ability to achieve sustainable double-digit revenue growth in future periods; impacts from geopolitical conflicts; inflation; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concepts of Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures.  The Company defines Adjusted EBITDA as net income excluding the impact of interest, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other infrequently occurring items such as restructuring costs and impaired assets.  Free Cash Flow is defined as GAAP calculated cash flows from operating activities less capitalized expenditures for purchases of property and equipment, curriculum development, and content rights.  The Company references these non-GAAP financial measures in its decision-making because they provide supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes they provide investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached tables for the reconciliation of the non-GAAP financial measure, Adjusted EBITDA, to consolidated net income, a related GAAP financial measure, and for the calculation of Free Cash Flow.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global leadership company with directly owned and licensee partner offices providing professional services in 150 countries and territories around the world.  The Company transforms organizations by partnering with its clients to build leaders, teams, and cultures that achieve breakthrough results through collective action, which leads to a more engaging work experience for their people.  Available through the Franklin Covey All Access Pass, the Company’s best-in-class content and solutions, experts, technology, and metrics seamlessly integrate to ensure lasting behavioral change at scale.  Solutions are available in multiple delivery modalities in more than 20 languages.

This approach to leadership and organizational change has been tested and refined by working with tens of thousands of teams and organizations over the past 30 years.  Clients have included organizations in the Fortune 100,  Fortune 500, and thousands of small- and mid-sized businesses, numerous governmental entities, and educational institutions.  To learn more, visit www.franklincovey.com, and enjoy exclusive content from Franklin Covey’s social media channels at: LinkedIn, Facebook, Twitter, Instagram, and YouTube.

Investor Contact: Franklin Covey Boyd Roberts 801-817-5127 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2024	2023	2024	2023

Revenue	$84,124	$77,955	$287,233	$280,521
Cost of revenue	18,387	18,650	66,161	67,031
Gross profit	65,737	59,305	221,072	213,490

Selling, general, and administrative	45,854	45,960	175,941	177,951
Restructuring costs	-	565	3,008	565
Impaired asset	-	-	928	-
Depreciation	910	1,141	3,905	4,271
Amortization	1,045	1,071	4,248	4,342
Income from operations	17,928	10,568	33,042	26,361
Interest income (expense), net	63	(122)	4	(492)
Income before income taxes	17,991	10,446	33,046	25,869
Income tax provision	(6,035)	(3,634)	(9,644)	(8,088)
Net income	$11,956	$6,812	$23,402	$17,781

Net income per common share:
Basic	$0.92	$0.52	$1.78	$1.30
Diluted	0.89	0.49	1.74	1.24

Weighted average common shares:
Basic	13,020	13,162	13,171	13,640
Diluted	13,387	13,886	13,472	14,299

Other data:
Adjusted EBITDA(1)	$22,933	$16,508	$55,273	$48,066

(1)

The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results.  For a reconciliation of this non-GAAP measure to a GAAP measure, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2024	2023	2024	2023
Reconciliation of net income to Adjusted EBITDA:
Net income	$11,956	$6,812	$23,402	$17,781
Adjustments:
Interest expense (income), net	(63)	122	(4)	492
Income tax provision	6,035	3,634	9,644	8,088
Amortization	1,045	1,071	4,248	4,342
Depreciation	910	1,141	3,905	4,271
Stock-based compensation	3,050	3,163	10,142	12,520
Restructuring costs	-	565	3,008	565
Impaired asset	-	-	928	-
Increase in the fair value of contingent
consideration liabilities	-	-	-	7
Adjusted EBITDA	$22,933	$16,508	$55,273	$48,066

Adjusted EBITDA margin	27.3%	21.2%	19.2%	17.1%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2024	2023	2024	2023
Revenue by Division/Segment:
Enterprise Division:
Direct offices	$56,100	$49,827	$197,610	$194,021
International licensees	2,403	2,597	11,229	11,645
	58,503	52,424	208,839	205,666
Education Division	24,117	24,105	73,519	69,736
Corporate and other	1,504	1,426	4,875	5,119
Consolidated	$84,124	$77,955	$287,233	$280,521

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$47,243	$40,715	$162,430	$156,915
International licensees	2,110	2,323	9,971	10,507
	49,353	43,038	172,401	167,422
Education Division	15,992	15,921	47,149	44,418
Corporate and other	392	346	1,522	1,650
Consolidated	$65,737	$59,305	$221,072	$213,490

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$17,399	$11,986	$50,376	$44,198
International licensees	1,076	1,087	5,647	5,874
	18,475	13,073	56,023	50,072
Education Division	6,930	6,118	9,522	7,426
Corporate and other	(2,472)	(2,683)	(10,272)	(9,432)
Consolidated	$22,933	$16,508	$55,273	$48,066

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$48,663	$38,230
Accounts receivable, less allowance for
doubtful accounts of $3,015 and $3,790	86,002	81,935
Inventories	4,002	4,213
Prepaid expenses and other current assets	21,586	20,639
Total current assets	160,253	145,017

Property and equipment, net	8,736	10,039
Intangible assets, net	37,766	40,511
Goodwill	31,220	31,220
Deferred income tax assets	870	1,661
Other long-term assets	22,694	17,471
	$261,539	$245,919

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$835	$5,835
Current portion of financing obligation	3,111	3,538
Accounts payable	7,863	6,501
Deferred subscription revenue	101,218	95,386
Customer deposits	16,972	12,137
Accrued liabilities	32,454	28,252
Total current liabilities	162,453	151,649

Notes payable, less current portion	775	1,535
Financing obligation, less current portion	1,312	4,424
Other liabilities	10,732	7,617
Deferred income tax liabilities	3,132	2,040
Total liabilities	178,404	167,265

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	231,813	232,373
Retained earnings	123,204	99,802
Accumulated other comprehensive loss	(768)	(987)
Treasury stock at cost, 14,084 and 13,974 shares	(272,467)	(253,887)
Total shareholders' equity	83,135	78,654
	$261,539	$245,919

FRANKLIN COVEY CO.
Condensed Consolidated Free Cash Flow
(in thousands and unaudited)

YEAR ENDED AUGUST 31,	2024	2023
In thousands
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$23,402	$17,781
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	8,153	8,613
Amortization of capitalized curriculum development costs	3,172	3,084
Deferred income taxes	1,885	4,748
Stock-based compensation expense	10,142	12,520
Impaired asset	928	-
Change in the fair value of contingent consideration liabilities	-	7
Amortization of right-of-use operating lease assets	760	834
Changes in working capital	11,815	(11,849)
Net cash provided by operating activities	60,257	35,738

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,694)	(4,515)
Capitalized curriculum development costs	(6,866)	(9,035)
Acquisition of content rights	(750)	-
Net cash used for investing activities	(11,310)	(13,550)

Free Cash Flow	$48,947	$22,188